Exhibit 3.19
OPERATING AGREEMENT
of
ENERGETIC ADDITIVES COMPANY, LLC
This Operating Agreement (the “Agreement”) is made and entered into as of this 29th day of October, 2002 by American Pacific Corporation as the sole member of ENERGETIC ADDITIVES COMPANY, LLC. As used in this Agreement, the terms “Member” or “Members” shall mean American Pacific Corporation (so long as it is a member of the Company) and any other Person (as hereinafter defined) (whether one or more) who is admitted as a member of the Company in accordance with the terms of this Agreement.
I.
Formation, Name, Purposes, Definitions
     1.01 Formation. Pursuant to Chapter 86 of the Nevada Revised Statutes, the Company was formed as a Nevada limited liability company effective upon the filing of the Articles of Organization of the Company with the Secretary of State of Nevada. The Manager (as hereinafter defined) shall immediately, and from time to time hereafter, execute all documents and do all filing, recording, and other acts as may be required to comply with the operation of the Company under the Act.
     1.02 Name. The name of the Company shall be Energetic Additives Company, LLC.
     1.03 Place of Business. The principal place of business of the Company shall be 3770 Howard Hughes Parkway, Suite 300, Las Vegas, Nevada 89109, or such other place as the Manager shall determine in it sole discretion.
     1.04 Purpose. The Company has been formed to engage in any lawful activity except for banking and insurance operations.
     1.05 Term. The Company shall commence upon the filing of its Articles of Organization and shall continue until such time as it shall be terminated under the provisions of Article VIII hereof.
     1.06 Agent for Service of Process. The name and business address of the agent for service of process for the Company is Santoro, Driggs, Walch, Kearney, Johnson & Thompson, 400 South Fourth Street, Third Floor, Las Vegas, Nevada 89101, or such other Person as the Manager shall appoint from time to time.
     1.07 Definitions. Whenever used in this Agreement, the following terms shall have the following meanings:

          (a) “Act” shall mean Chapter 86 of the Nevada Revised Statutes.
          (b) “Additional Member” shall mean any Person that is admitted to the Company as a Member pursuant to Article VII of this Agreement.
          (c) “Agreement” shall mean this written Operating Agreement. No other document or other agreement between the Members shall be treated as part of or superseding this Agreement unless it has been signed by the number of Members required to effect the particular amendment of this Agreement.
          (d) “Cash Available for Distribution” shall mean all cash receipts of the Company less: (i) the amount of cash disbursed by the Company to any Person in accordance with the terms of this Agreement, including, without limitation, all third party expenses payable in connection with the Company’s operations and reimbursement of advances made by a Member to the Company, including predevelopment and postdevelopment expenses, overhead and supervision fees, and builder fees; and (ii) amounts determined by the Manager to be necessary or appropriate to fund the Reserves (as hereinafter defined); plus: (y) Refinancing Proceeds (as hereinafter defined); and (z) Sales Proceeds as hereinafter defined).
          (e) “Company” shall refer to Energetic Additives Company, LLC.
          (f) “Company Liability” shall mean any enforceable debt or obligation for which the Company is liable or that is secured by any assets of the Company.
          (g) “Fiscal Year” shall mean the Company’s fiscal year, which shall be the calendar year.
          (h) “Interest” shall mean all the rights, privileges, and obligations held by a Member in the Company.
          (i) “Manager” shall mean American Pacific Corporation or any other Person that becomes a Manager pursuant to this Agreement.
          (j) “Member” shall mean American Pacific Corporation, who is the single and sole member of the Company and shall be shown as such on books and records of the Company. Except as expressly permitted by this Agreement, no other Person shall be admitted as a member of the Company, and no additional Interest In the Company shall be issued, without the unanimous approval of the Members (whether one or more). American Pacific Corporation intends for the Company to not be regarded as an entity separate from its owner for federal income tax purposes pursuant to Treasury Regulations Section 301.7701-3. However, if it is determined that the Company is a partnership for federal tax purposes, this Agreement shall be amended to provide for the allocation provisions and other provisions necessary and consistent with partnership status.
          (k) “Organization Expenses” shall mean legal, accounting, and other expenses incurred in connection with the formation of the Company.

          (l) “Percentage Interest” shall be the percentage interests of the Members as determined in accordance with Section 5.01 hereof.
          (m) “Person” shall mean any individual and any legal entity and their respective heirs, executors, administrators, legal representatives, successors, and assigns.
          (n) “Reserves” shall mean, with respect to any Fiscal Year, funds set aside or amounts allocated during the Fiscal Year to reserves that shall be maintained in amounts deemed sufficient by the Manager for working capital and to pay taxes, insurance, debt service, or other costs or expenses of the Company.
          (o) “Refinancing Proceeds” shall mean all net cash proceeds that result from the refinancing or restructuring of the Company Liabilities.
          (p) “Sale” or “Sales” means any sale or other disposition of all or any portion of the assets of the Company and any net recovery of damages awards, condemnation proceeds, and insurance proceeds pertaining to the demolition, condemnation, or destruction of all or any portion of the assets of the Company.
          (r) “Sales Proceeds” means all cash receipts arising from a Sale less: (i) the amount of cash necessary for the payment of all Company Liabilities (including, without limitation, nonrecourse debts) required to be discharged in connection with such Sale, to the extent then due and excluding Company Liabilities assumed by the buyer participating in the Sale; (ii) costs of Sale (including, without limitation, any cost of repair, renovation, or restoration of Company assets); and (iii) the amount considered appropriate by the Manager to provide Reserves, if any.
II.
Capitalization of the Company
     2.01 Initial Capital Contribution. All of the Interests of the Company shall be initially issued to American Pacific Corporation in consideration for American Pacific Corporation’s contribution to the Company of One Hundred Dollars ($100).
     2.02 Additional Capital Contributions. In addition to the capital contribution set forth in Section 2.01, the Manager may determine, from time to time, the amount of any additional capital contributions necessary to enable to Company to conduct its business. Upon making such determination, the Manager shall give Notice (as hereinafter defined) to all Members in writing at least thirty (30) days prior to the date on which such contribution is due. The Notice shall set forth the amount of the additional capital contribution, the purpose for which the capital contribution is to be used, and the date by which Members must contribute. Each Member shall be entitled to contribute a proportionate share of such additional capital contribution.

III.
Rights and Duties of the Managers
     3.01 Management. All business and affairs of the Company shall be managed by the Manager. The Manager shall direct, manage, and control the Company to the best of it ability and shall have full and complete authority, power, and discretion to make any and all decisions and to do any and all things that the Manager shall deem to be reasonably required to accomplish the business and objectives of the Company. In the event that there is more than one (1) Manager, the decision or act of a majority of the Managers shall be deemed to be the decision or act of the Managers.
     3.02 Powers.
          (a) Certain Powers of Managers. Without limiting the generality of Section 3.01, the Managers shall have power and authority, on behalf of the Company:
               (i) To acquire assets from any Person as the Managers may determine. The fact that a Member is directly or indirectly affiliated or connected with any such Person shall not prohibit the Managers from dealing with that Person, provided that any transaction with an affiliated or connected Person shall be on terms no less favorable to the Company than a similar transaction with a disinterested third party;
               (ii) To borrow money for the Company from banks, other lending institutions, the Members, or affiliates of the Members on such terms as they deem appropriate, and in connection therewith, to hypothecate, encumber, and grant security interests in the assets of the Company to secure repayment of the borrowed sums. A loan acquired from the Members or affiliates of the Members shall be on terms no less favorable to the Company than a similar loan that the Company could obtain from a disinterested, third-party lender. No debt or other obligation shall be contracted or liability incurred by or on behalf of the Company except by the Manager;
               (iii) To purchase liability and other insurance to protect the Company’s property of the Company;
               (iv) To hold and own any Company real or personal property in the name;
               (v) To invest any Company funds temporarily (by way of example but not limitation) in time deposits, short-term governmental obligations, commercial paper, or other investments;
               (vi) To sell or otherwise dispose of all or substantially all of the assets of the Company as part of a single transaction or plan so long as such disposition is not in violation of or a cause of a default under any other agreement to which the Company may be bound;

               (vii) To execute on behalf of the Company all instruments and documents, including, without limitation: checks; drafts; notes and other negotiable instruments; mortgages or deeds of trust; security agreements; financing statements; documents providing for the acquisition, mortgage, or disposition of the Company’s assets, assignments; bills of sale; leases; partnership agreements; and any other instruments or documents necessary, in the opinion of the Manager to the business of the Company;
               (viii) To employ and dismiss from employment employees, agents, brokers, accountants, legal counsel, managing agents, or other experts to perform services for the Company and to compensate them from Company funds;
               (ix) To make an assignment for the benefit of creditors of the Company, file a voluntary petition in bankruptcy, or appoint a receiver for the Company;
               (x) To enter into any and all agreements on behalf of the Company with any Person or entity for any purpose in such forms as the Manager may approve;
               (xi) To institute, prosecute, defend, settle, compromise, and dismiss lawsuits or other judicial or administrative proceedings brought by or on behalf of or against the Company; and
               (xii) To do and perform all other acts as may be necessary or appropriate to the conduct of the Company’s business.
          (b) Power of Attorney. The Manager may act by a duly authorized attorney-in-fact.
     3.03 Manager Has No Exclusive Duty to Company. A Manager shall not be required to manage the Company as it sole and exclusive function and may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member shall have any fight, by virtue of this Agreement, to share or participate in such other investments or activities of the Manager or to the income or proceeds derived therefrom.
     3.04 Bank Accounts. The Manager may from time to time open bank accounts in the name of the Company and shall be the sole signator thereon.
     3.05 Indemnity of the Manager. The Manager shall be indemnified by the Company to the fullest extent permitted by the Articles of Organization or Nevada law.
     3.06 Vacancies. In the event the Manager resigns or otherwise ceases to be the Manager, the vacancy may be filled by the affirmative vote of the Members. A Manager elected to fill a vacancy shall serve until his earlier death, resignation, or removal. Any Manager other than American Pacific Corporation can be removed, without cause, by the affirmative vote of the Members.

     3.07 Salaries and Other Compensation. The salaries and other compensation of the Manager of the Company shall be fixed from time to time by the Members, and no Manager shall be prevented from receiving such salary by reason of the fact that it is also a Member of the Company.
     3.08 Reimbursement of Managers. The Manager shall be reimbursed for all of out-of-pocket expenses incurred in connection with the formation of the Company, Organization Expenses, and the purchase of the assets of the Company, including accountants’ and attorneys’ fees.
     3.09 Company Books. The Manager shall maintain and preserve during the term of the Company and for five (5) years thereafter all accounts, books, and other relevant Company documents. Upon reasonable request, each Member shall have the right, during ordinary business hours, to inspect and copy such Company documents at the Member’s expense, but only for a purpose related to the Member’s Interest in the Company.
IV.
Rights and Obligations of Members
     4.01 Limitation of Liability. Each Member’s liability shall be limited as set forth in the Act and other applicable law.
     4.02 Company Debt Liability. A Member will not be personally liable for any debts or losses of the Company beyond the Member’s respective capital contributions, except as otherwise required by law.
     4.03 List of Members. Upon written request of any Member, the Managers shall provide a list showing the names, addresses, and Interests of all Members of the Company.
V.
Distributions
     5.01 Percentage Interest. The Percentage Interest of a Member shall be the proportion that the Capital Contributions of the Member bears to the total amount of Capital Contributions by all Members. As the sole initial Member, the initial Percentage Interest of American Pacific Corporation is one hundred percent (100%).
     5.02 Cash from Operations.
          (a) Priority. Except as specifically provided elsewhere in this Agreement, distributions of Cash Available for Distribution shall be made to the Members in proportion to their Percentage Interests on the record date of such distribution.

          (b) Discretion of Manager. Except as specifically provided elsewhere in this Agreement, all distributions of Cash Available for Distribution shall be made at such time and in such amounts as determined by the Manager. All amounts withheld pursuant to the Internal Revenue Code or any provisions of state or local tax law with respect to any payment or distribution to the Members from the Company shall be treated as amounts distributed to the relevant Member or Members pursuant to this Section 5.02.
     5.03 Limitation Upon Distributions. No distribution of Cash Available for Distribution shall be declared and paid unless, after the distribution is made, the assets of the Company are in excess of all Company Liabilities, except liabilities to Members on account of their capital contributions.
     5.04 Accounting Method. The books and records of account of the Company shall be maintained in accordance with the cash method of accounting.
     5.05 Interest on and Return of Capital Contributions. No Member shall be entitled to interest on a Members capital contribution or to the return of a Member’s capital contribution except as otherwise specifically provided for herein.
     5.06 Loans to Company. Nothing in this Agreements hall prevent any Member from making secured or unsecured loans to the Company by agreement with the Company.
     5.07 Records, Audits, and Reports. At the expense of the Company, the Managers shall maintain records and accounts of all operations and expenditures of the Company. At a minimum, the Company shall keep at its principal place of business the following records:
          (a) a current list of the full name and last known business, residence, or mailing address of each Manager, both past and present;
          (b) a copy of the Articles of Organization of the Company and all amendments thereto together with executed copies of any powers of attorney pursuant to which any amendment has been executed;
          (c) copies of the Company’s federal, state, and local income tax returns and reports, if any, for the five (5) most recent years;
          (d) copies of the Company’s currently effective written Operating Agreement, copies of any writings permitted or required with respect to a Member’s obligation to contribute cash, property, or services, and copies of any financial statements of the Company for the five (5) most recent years;
          (e) a current list of the full name and last known business, residence, or mailing address of each Member, both past and present;
          (f) copies of any prior written operating agreement no longer in effect; and

          (g) copies of all agreements by Members to make capital contributions to the Company.
     5.08 Returns and Other Elections. The Managers shall cause the preparation and timely filing of all tax returns required to be filed by the Company. Copies of such returns or pertinent information therefrom shall be furnished to the Members within a reasonable time alter the end of the Company’s fiscal year but in no event later than March 15 of each year. All elections permitted to be made by the Company under federal or state laws shall be made by the Manager in his sole discretion.
VI.
Restrictions on Transferability
     6.01 Transfer of Interests. The Members shall have the fight to sell, transfer, assign, pledge, mortgage, or otherwise dispose of their Interests, or any portion thereof, only upon the prior written consent of the Manager.
     6.02 General Restriction. Any transferee of a Member’s Interests in breach of Section 6.01 hereof shall have no right to vote or otherwise participate in the management of the business and affairs of the Company or to become a Member; provided, however, that if the transferee is a Member, then such transferee Member shall only be entitled to vote those Interests that he held prior to the transfer.
     6.03 Resignation. No Member shall resign from the Company prior to the dissolution and termination of the Company pursuant to Article VIII hereof.
VII.
Additional and Substitute Members
From the date of the formation of the Company, any Person may become a Member of the Company, subject to the terms and conditions of this Agreement, provided such Person: (a) is acceptable to the Manager and acquires new Interests for such consideration as the Manager shall determine, in his sole discretion, is adequate (an “Addition al Member”); or (b) is a transferee of a Member’s Interest, or any portion thereof, subject to the terms and conditions of this Agreement (a “Substitute Member”). Additional Members and Substitute Members shall not be entitled to any retroactive allocation of losses, income, or expense deductions incurred by the Company. The Manager may, at his option, at the time an Additional Member or a Substitute Member is admitted, close the Company books (as though the Company’s tax year had ended) or make pro rata allocations of loss, income, and expense deductions to an Additional Member or a Substitute Member for that portion of the Company’s tax year in which an Additional Member or a Substitute Member was admitted.

VIII.
Dissolution and Termination
     8.01 Dissolution. The Company shall be dissolved upon the unanimous consent of the Members.
     8.02 Effect of Filing of Articles of Dissolution. Upon the dissolution of the Company, the Company shall cease to carry on its business except insofar as may be necessary for the winding up of its business, but its separate existence shall continue until the Articles of Dissolution are filed by the Secretary of State.
     8.03 Winding Up, Liquidation, and Distribution of Assets.
          (a) Accounting. Upon dissolution, an accounting shall be made by the Company’s independent accountants of the accounts of the Company and of the Company’s assets, liabilities, and operations from the date of the last previous accounting until the date of dissolution. The Managers shall immediately proceed to wind up the affairs of the Company.
          (b) Duties of Manager. If the Company is dissolved and its affairs are to be wound up, the Manager shall: (i) sell or otherwise liquidate all of the Company’s assets as promptly as is practicable (except to the extent the Managers may determine to distribute any Company assets to the Members in kind); (ii) discharge all Company Liabilities including, but not limited to, all costs relating to the dissolution, winding up, liquidation, and distribution of Company assets; (iii) establish such Reserves as may be reasonably necessary to provide for contingent Company Liabilities; and (vi) distribute the remaining Company assets to the Members.
          (c) Termination. Upon completion of the winding up, liquidation, and distribution of the Company assets, the Company shall be deemed terminated.
          (d) Applicable Law. The Manager shall comply with any requirements of applicable law pertaining to the winding up of the affairs of the Company and the final distribution of its assets.
     8.04 Articles of Dissolution. When all debts, liabilities, and obligations have been paid and discharged or adequate provisions have bean made therefor and all of the remaining property and assets have been distributed to the Members, Articles of Dissolution shall be executed and filed with the Nevada Secretary of State.
IX.
Miscellaneous Provisions
     9.01 Application of Nevada Law. This Agreement, and the application or interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Nevada.

     9.02 Amendments. Except as provided otherwise within this Agreement, this Agreement may be amended by the written agreement or consent of American Pacific Corporation.
     9.03 Execution of Additional Instruments. Each Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney, and other instruments necessary to comply with any laws, roles, or regulations.
     9.04 Construction. Whenever the singular is used in this Agreement, when required by the context the same shall include the plural, and the masculine gender shall include the feminine and neuter genders and vice versa; and the word “person” or “party” shall include a corporation, firm, partnership, proprietorship, limited-liability company, or other form of association.
     9.05 Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.
     9.06 Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.
     9.07 Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right or use of any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance, or otherwise.
     9.08 Severability. If any provision of this Agreement or the application thereof to any person or Circumstance shall be invalid, illegal, or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforce able to the fullest extent permitted by law.
     9.09 Heirs, Successors, and Assigns. Each and all of the covenants, terms, provisions, and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors, and assigns.
     9.10 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

XI.
Execution
This Operating Agreement is executed as of the day and year first written above.
American Pacific Corporation
Member
Name: /s/ Fortunato Villamagna
Title: VP Business Development